Exhibit 5.1

December 7, 2000

U.S. Wireless Data, Inc.
750 Lexington Avenue, 20th Floor
New York, New York 10022-1200

Ladies and Gentlemen:

We are counsel to U.S. Wireless Data, Inc., a Delaware corporation (the “Company”), and in such capacity have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”), being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering of a maximum of 400,009 shares (the “Shares”) of the Company’s Common Stock, to be issued pursuant to the Company’s 1992 Stock Option Plan (the “Plan”). We are familiar with the proceedings undertaken by the Company in connection with the authorization, reservation and registration of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

IRELAND, STAPLETON, PRYOR & PASCOE, P.C.

By:   /s/ John G. Lewis
     John G. Lewis, Vice President